Exhibit 5.2
K&L GATES LLP 1 PARK PLAZA TWELFTH FLOOR IRVINE, CA 92614 T 949.253.0900 F 949.253.0902 klgates.com

April 6, 2017

BioTime, Inc.
1010 Atlantic Avenue, Suite 102
Alameda, California 94501

Ladies and Gentlemen:

We have acted as counsel to BioTime, Inc., a California corporation (the “Company”), in connection with the proposed offering and sale from time to time by the Company of the Company’s Common Stock, no par value per share, having an aggregate offering price of up to $25,000,000 (the “Shares”), pursuant to the Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company on April 6, 2017, the related base prospectus (the “Base Prospectus”) and the prospectus relating to the Shares (together with the Base Prospectus, the “Prospectus”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement, the Prospectus and the offering of the Shares thereunder.  For purposes of rendering such opinion, we have examined the Prospectus, the Registration Statement, the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the California Corporations Code, including the applicable provisions of the California Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related prospectus supplement under the caption “Legal Matters.”  In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP